FIRST AMENDMENT TO THE
GRAPHIC PACKAGING HOLDING COMPANY
2014 OMNIBUS STOCK AND INCENTIVE COMPENSATION PLAN

THIS FIRST AMENDMENT (this “Amendment”) to the Graphic Packaging Holding Company 2014 Omnibus Stock and Incentive Compensation Plan (the “ 2014 Plan”), is effective as of January 1, 2017.

The Compensation and Benefits Committee of the Board of Directors of Graphic Packaging Holding Company (the “Company”) has determined that it is in the best interests of the Company and its stockholders to amend the 2014 Plan to provide that the Company may satisfy any tax withholding requirements relating to equity awards granted under the 2014 Plan by withholding from such awards shares of common stock having a fair market value equal to the maximum individual statutory rate.

1.    The 2014 Plan is hereby amended by deleting Section 20.2 in its entirety and replacing it with the following:

“20.2 Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder, unless otherwise determined by the Committee at the time the Award is granted or thereafter, the Company may satisfy the tax withholding requirement, in whole or in part, by withholding Shares having a Fair Market Value on the date the tax is to be determined equal to the amount required to be withheld in accordance with applicable tax requirements (up to the maximum individual statutory rate in the applicable jurisdiction as may be permitted under then-current accounting principles to qualify for equity classification).”

2.    The 2014 Plan is hereby amended by deleting third sentence of Section 4.2 and replacing it with the following:

“Moreover, if the Exercise Price of any Option granted under the Plan or the tax withholding requirements with respect to an Award granted under the Plan (other than with respect to a grant of Restricted Stock or other Award pursuant to which Shares are actually issued to the Participant on the grant date) are satisfied through a net settlement or by tendering Shares to the Company (by either actual delivery or by attestation), or if a SAR is exercised, only the number of Shares issued, net of the Shares withheld or tendered, if any, will be deemed delivered for purposes of determining the maximum number of Shares available for issuance under the Plan.”

3.    Except as expressly amended hereby, the terms of the 2014 Plan shall be and remain unchanged and the 2014 Plan as amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized representative.

GRAPHIC PACKAGING HOLDING COMPANY

By:     /s/ Carla J. Chaney
Carla J. Chaney
Senior Vice President, Human Resources